European Commission Enters Phase II Review of
               Proposed Merger of AlliedSignal and Honeywell



Company Contacts:
Tim Crane
(973) 455-4732

Melissa Young
Honeywell Inc.
(612) 951-0773

MORRIS TOWNSHIP, New Jersey, and MINNEAPOLIS, Minnesota, August 30, 1999 - AlliedSignal Inc. [NYSE:ALD] and Honeywell Inc. [NYSE:HON] said today that the European Commission is entering a Phase II review of the companies' proposed merger.

The Phase II review is a common part of the Commission's merger-review process. It is similar to a Hart-Scott-Rodino Act Request for Additional Information from the U.S. Department of Justice or the U.S. Federal Trade Commission when reviewing mergers.

The companies said the Commission's review continues to focus on limited areas of the companies' respective aerospace businesses, adding that they do not anticipate any areas outside of their aerospace businesses will be affected.

The companies said they are continuing to work with the Commission and expect to complete the review in time to close the merger in the fall of this year.

AlliedSignal Inc. is an advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, chemicals, fibers, plastics and advanced materials. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. The company employs 70,400 people in some 40 countries. Additional information on the company is available on the World Wide Web at http://www.alliedsignal.com.

Honeywell is the world's leading provider of control technologies for buildlings, homes, industry, space and aviation. The company employs 57,000 people in 95 countries and had 1998 sales of $8.4 billion. Additional information is available at http://www.honeywell.com.

          This release contains forward-looking statements as defined in
          Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risk and uncertainites inherent in business forecasts.